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                                                                Exhibit No. 10.4


                              EMPLOYMENT AGREEMENT


      Agreement made as of the 26th day of March, 1998, between UNITED RETAIL Incorporated, a Delaware corporation, with principal offices at 365 West Passaic Street, Rochelle Park, New Jersey 07662-6563 (the "Company") and CARRIE CLINE-TUNICK, residing at 209 Park Avenue, Teaneck, New Jersey 07666 (the "Executive")

      WHEREAS, the Executive has been employed by the Company as its Vice President - Product Design and Development; and

      WHEREAS, the Company desires to continue the services of the Executive, and the Executive desires to continue to provide such services to the Company, on the terms set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

      1.    Definitions.

      (a) Affiliated Companies shall mean, with respect to the Company, any corporation, limited partnership, general partnership, association, joint-stock company, joint venture, trust, bank, trust company, land trust, business trust, fund or any organized group of persons, whether or not a legal entity, that is directly or indirectly controlled by the Company.

      (b)   Base Salary shall have the meaning set forth in Section 4(a).

      (c)   Board of Directors shall mean the Board of Directors of the Company.

      (d) Business of the Company shall mean the operation of a retail store chain which markets and sells apparel for women principally in sizes 14 and larger and any other future business in which the Company and its subsidiaries and Affiliated Companies engage that produces more than 10% of the Company's consolidated sales.

      (e)   By-laws shall mean the By-laws of the Company as currently in force.
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      (f)   Cause shall mean the occurrence of one or more of the following events:

                  (i) a judgment of conviction is entered against the Executive for any felony which is both based on her personal actions (excluding liability imputed to her by reason of her position as an executive of the Company) and involves common law fraud, embezzlement, willful dishonesty or moral turpitude ( the entry of judgment being the only event or circumstance sufficient to constitute Cause under this subparagraph (i)), provided, however, that any felony an essential element of which is predicated on the operation of a vehicle shall be deemed not to involve moral turpitude;

                  (ii) (A) The Executive has willfully and continuously failed to perform her duties to the Company in any material respect, or (B) the Executive has failed in any material respect to follow specific directions of the Board of Directors or the Chief Executive Officer in the performance of her duties;

                  (iii) the Executive has demonstrated willful misconduct in the performance of her duties to the Company in any material respect and material economic harm to the Company has resulted; or

                  (iv) there has been a breach in any material respect of any of the provisions of Section 11;

            provided, however, that the judgment of conviction referred to in subparagraph (i), the failure of performance referred to in subparagraph (ii), the misconduct referred to in subparagraph (iii), and the breach referred to in subparagraph (iv) shall constitute Cause for a maximum of only 90 days after the judgment of conviction has been entered, the failure of performance commenced, the material economic harm resulted, or the breach first took place, as the case may be.

      (g) Change of Control shall mean resignation or removal (including failure to reelect) for any reason of the Chief Executive Officer of the Company's stockholder, within 90 days after (i) the acquisition after the date first set forth above by any person (defined for the purposes of this paragraph to mean any person within the meaning of
            Section 13(d) of the Securities Exchange Act of 1934 ("Exchange Act")), other than the Company's stockholder, its resigned or removed Chief Executive Officer, or an employee benefit plan created for the benefit of its associates, either directly or indirectly, of the beneficial ownership (determined under Rule 13d-3 of the Regulations promulgated by the Securities and Exchange Commission ("SEC") under Section 13(d) of the Exchange Act) of any securities issued by the Company's stockholder if, after such acquisition, such person is the beneficial owner of securities issued by the Company's stockholder having 30% or more of the voting power in the election of Directors at the next meeting of the holders of voting securities to be held for such purpose of all of the voting


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            securities issued by the Company's stockholder; (ii) the election of a majority of the Directors, elected at any meeting of the holders of voting securities of the Company's stockholder, who were not nominated for such election by its Board of Directors or a duly constituted committee of its Board of Directors, or (iii) the merger or consolidation of the Company's stockholder with, or transfer of substantially all of the assets of the Company's stockholder to, another person; provided, however, that any such acquisition, election, merger, consolidation or transfer that is approved in advance in writing by the Board of Directors or the Executive shall not constitute a Change of Control.

      (h)   Group Benefits shall have the meaning set forth in Section 6(a).

      (i) Permanent Disability shall mean the inability of the Executive to perform her duties and responsibilities to the Company by reason of a physical or mental disability or infirmity (i) for a continuous period of four months or (ii) at such earlier time as the Executive submits medical evidence satisfactory to the Company that the Executive has a physical or mental disability or infirmity that will likely prevent her from substantially performing her duties and responsibilities for four months or longer (the date of such Permanent Disability shall be on the last day of such four-month period or the day on which the Executive submits such evidence, as the case may be).

      (j) Protected Information shall mean trade secrets, confidential or proprietary information, and all other knowledge, know-how, information, documents or materials, owned or developed by the Company, or otherwise in the possession of the Company, whether in tangible or intangible form, pertaining to the Business of the Company, the confidentiality of which the Company takes reasonable measures to protect, including, but not limited to, the Company's research and development operations, identities and habits of customers and prospective customers, suppliers, business relationships, products (including prices, costs, sales or content), processes, techniques, machinery, contracts, financial information or measures, business methods, future business plans, data bases, computer programs, designs, models, operating procedures, knowledge of the organization, and other information owned, developed or possessed by the Company; provided, however, that Protected Information shall not include information that shall become generally known to the public or the trade without violation of
            Section 11.

      (k)   Seasonal Incentive Compensation shall have the meaning set forth in
            Section 4(b).

      (l)   Severance Pay shall have the meaning set forth in Section 14(b)(iv).


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      (m)   Term of Employment shall mean the period of time commencing on the date first set forth above and ending on the fifth anniversary thereof or such later date as may be mutually agreed upon by the Board of Directors and the Executive.

      (n)   Termination Without Cause shall have the meaning set forth in
            Section 14(b)(iv).

      (o) Unauthorized shall mean: (i) in contravention of the Company's policies or procedures; (ii) otherwise inconsistent with the Company's measures to protect its interests in its Protected Information; or (iii) in contravention of any duty existing under law or contract.

      2.    Term.

      The Company hereby employs the Executive, and the Executive hereby accepts such employment, in the capacities and upon the terms and conditions hereinafter set forth, during the Term of Employment.

      3.    Duties.

      (a) During the Term of Employment, the Executive shall serve as the Vice President - Product Design and Development of the Company. In such capacity, the Executive shall perform such duties as may be determined and assigned to the Executive from time to time by the Board of Directors and the Chief Executive Officer.

      (b) The Executive accepts such employment and hereby agrees to serve the Company faithfully, industriously and to the best of her ability in such capacity, with undivided loyalty, devoting substantially all of her professional time, attention, knowledge, energy and skills to such employment except during vacation not to exceed three weeks in any year. The Executive may oversee personal and family investments in a manner in which the Executive does not actively operate portfolio companies in the ordinary course of business.

      4. Compensation. As compensation to the Executive for performance of the services required hereunder and as consideration for her execution and delivery of this Agreement, the Company shall pay her (subject to Sections 7, 8 and 14), and the Executive agrees to accept, the following salary and other compensation:

      (a) a base salary, payable in accordance with the regular executive payroll practices of the Company, at a rate of $300,000 per annum (as increased from time to time in the discretion of the Chief Executive Officer, the "Base Salary");


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      (b)   the Executive shall continue to be eligible to receive, and the
            Company shall continue to pay, a semi-annual cash incentive compensation payment ("Seasonal Incentive Compensation") based on consolidated operating income of the Company's stockholder in accordance with past practice with a semi-annual award ranging from zero to 40% of Base Salary for the six-month period, as described in Schedule "A" attached hereto; and

      (c) employee stock options referred to in certain Stock Option Agreements between the Executive and the Company's stockholder.

      5. Expenses. The Executive will continue to be required to incur reasonable and necessary travel, business entertainment and other business expenses. The Company agrees to reimburse the Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred or expended by the Executive incident to the performance of the Executive's duties hereunder, upon submission by the Executive to the Company of vouchers or expense statements satisfactorily evidencing such expenses.

      6.    Executive Benefits.

      (a) The Company shall provide the Executive with benefits (the "Group Benefits"), taken as a whole, that are at least equal to those provided by the Company to the other executives of the Company of comparable rank.

      (b) Group Benefits shall be provided while the Executive is employed by the Company under this Agreement.

      7.    Permanent Disability; Death.

      (a) In the event of the Permanent Disability of the Executive during the Term of Employment, the Company shall, upon written notice to the Executive, have the right to terminate the Executive's employment hereunder.

      (b) In the event of the death of the Executive during the Term of Employment, this Agreement shall automatically terminate.

      8. Benefits Upon Death or Disability. In the event of the Executive's death or a termination of the Executive's employment by the Company due to Permanent Disability, the Executive, her executor or her heirs at law, as the case may be, shall be entitled to:

      (a) any Base Salary earned but not yet paid and any Seasonal Incentive Compensation accrued in accordance with the provisions of the program as attached hereto but not yet paid;

      (b) pro rata Seasonal Incentive Compensation for the season in which death or Permanent Disability occurs determined and payable on the basis of the number of


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            days worked during the season and the operating income target percentage established for the season;

      (c)   any accrued vacation pay;

      (d) reimbursement for expenses incurred but not yet paid prior to such death or Permanent Disability; and

      (e) any other compensation and benefits as may be provided in accordance with the terms and provisions of the Group Benefits.

The provisions of this Section 8 shall survive the termination of the Executive's employment hereunder.

      9. Representation, Warranty and Covenant of Executive. The Executive represents, warrants and covenants to the Company that she is not and will not become a party to any agreement, contract or understanding, whether employment or otherwise, which would in any way restrict or prohibit her from undertaking or performing her employment in accordance with the terms and conditions of this Agreement.

      10. Representation, Warranty and Covenant of the Company. The Company represents and warrants that this Agreement constitutes a valid and legally binding obligation of the Company enforceable in accordance with the terms herein set forth, except to the extent that the enforceability of this Agreement may be affected by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles affecting creditors' rights generally. The Company covenants that it shall give notice promptly to the Executive of the occurrence of Change of Control pursuant to Section 21.

      11.   Restrictive Covenants and Confidentiality.

      (a)   The Executive agrees that she shall not:

            (i) solicit, raid, entice, encourage or induce any person, firm or corporation that at any time within one year prior to the termination of this Agreement shall have been a supplier to the Company to become a supplier to any other person, firm or corporation that derives more than 10% of its sales, directly or indirectly, from a business the same as the Business of the Company and the Executive shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action; or

            (ii) solicit, raid, entice, encourage or induce any person who at any time within one year prior to the termination of this Agreement shall have been an employee of the Company to become employed by any person, firm or


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                  corporation, and the Executive shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action.

      (b) During the Term of Employment and thereafter, the Executive will not use, disclose or divulge, furnish or make accessible to anyone, directly or indirectly, any Protected Information in any Unauthorized manner or for any Unauthorized purpose, provided, however, that in the event that the Executive is required to disclose any Protected Information by court order or decree or in compliance with the rules and regulations of a governmental agency or in compliance with law, the Executive will provide the Company with prompt notice of such required disclosure so that the Company may seek an appropriate protective order and/or waive the Executive's compliance with the provisions of this Section 11 and provided, further, that if, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is advised by her counsel that such disclosure is necessary to comply with such court order, decree, rules, regulation or law, she may disclose such information without liability hereunder.

      (c) The Executive agrees that all processes, techniques, know-how, inventions, plans, products, and devices developed, made or invented by the Executive, alone or with others in connection with the Executive's employment hereunder, during the Term of Employment, shall become and be the sole property of the Company unless released in writing by the Company.

      (d) The Executive agrees that the Executive shall not, directly or indirectly, within any area in the United States or elsewhere where the Company is transacting business during the Term of Employment, engage or participate or make any financial investments in or become employed by, or act as an agent or principal of, or render advisory or other services to or for any person, firm or corporation, or in connection with any business activity (other than that of the Company), that derives more than 10% of its sales, directly or indirectly, from a business the same as the Business of the Company.

      (e)   The Executive shall be bound by the provisions of Section 11(a) and
            (d), and shall perform her obligations pursuant to Section 11(a) and
            (d), during the Term of Employment and for 12 months thereafter, provided, however, that in the event of Termination Without Cause the Executive shall be bound by the provisions of Section 11(a) and
            (d), and shall perform her obligations pursuant to Section 11(a) and
            (d), for so long as, and only for so long as, the Company pays her Severance Pay in accordance with the provisions of Section 14(b).

      (f) The provisions of this Section 11 shall survive the termination of the Executive's employment hereunder, irrespective of the reason therefor.


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      (g)   The Executive acknowledges that the services to be rendered by the
            Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company's business. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of this Section 11, the Company would sustain irreparable harm and, and therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction from any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Section 11. The Executive acknowledges that damages at law would not be an adequate remedy for violation of this Section 11, and the Executive therefore agrees that the provisions of this Section 11 may be specifically enforced against the Executive in any court of competent jurisdiction. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.

      12. Deductions and Withholding. The Executive agrees that the Company shall withhold from any and all compensation required to be paid to the Executive pursuant to this Agreement all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statues and/or regulations from time to time in effect.

      13. Mutual Non-Disparagement. Neither the Executive nor the Company will make or authorize any public statement disparaging the other in its or her business interests and affairs. Notwithstanding the foregoing, neither party shall be (i) required to make any statement which it or she believes to be false or inaccurate, or (ii) restricted in connection with any litigation, arbitration or similar proceeding or with respect to its response to any legal process. The provisions of this Section shall survive the termination of the Executive's employment hereunder, irrespective of the reason therefor.

      14.   Termination.

      (a) For purposes of this Agreement, removal of the Executive from office shall be deemed to be for "Cause" (i) as defined in Section 1(f)(i) only if the Company delivers to the Executive within a reasonable time after the removal of the Executive from office a notice of termination for Cause specifying the conviction on which termination is based and (ii) as defined in Section 1(f)(ii) through (iv) only if (A) the Company shall have delivered to the Executive a reasonable time prior to the removal of the Executive from office a notice of termination for Cause specifying in reasonable detail the material failure, misconduct and economic harm or breach by the Executive that is the basis for termination and (B) the Executive shall have failed prior to her removal to correct the stated failure, misconduct and economic harm or breach in all material respects.


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      (b)   Subject to Section 7(a) and 8, in the event:

            (i) the Company terminates the Executive's employment under this Agreement without Cause,

            (ii) the Company terminates the Executive 's employment under this Agreement for Cause either (y) by reason of a conviction that is later reversed on appeal and fails to reinstate her with full back pay or (z) during the period commencing with a Change of Control and ending 10 business days after the Company gives notice to the Executive of Change of Control,

            (iii) (A) the Company breaches any of the covenants and agreements set forth in Sections 4(a) - (b), 6(a) - (b), or 15 (a) or
                  (c), in any material respect, and (B) the Executive tenders to the Chief Executive Officer a letter of resignation specifying such breach in reasonable detail, or

            (iv) (A) a Change of Control shall occur on a day at the beginning of which the Executive is an employee of the Company, and (B) the Executive within 10 business days after first receiving notice of the Change of Control tenders a letter of resignation specifying such Change of Control (whether or not the Executive shall be an employee of the Company during the period between the end of the day preceding Change of Control and the tender of such letter), (termination of employment under any circumstances referred to in Section 14(b)(i) through (iv) being referred to as "Termination Without Cause" whether or not Cause shall exist) the Company shall pay the Executive in accordance with the regular executive payroll practices of the Company severance pay in an amount equal to her Base Pay during the 12-month period preceding her termination in 52 equal weekly installments ("Severance Pay"). Anything in this Section 14(b) to the contrary notwithstanding, the Executive shall not be entitled to Severance Pay, and the Company shall have no obligation to pay Severance Pay, if:

                  (x) within 30 days after the delivery of the letter of resignation (the "Cure Period") pursuant to Section 14(b)(iii) the Company shall cure the Company's breach specified in the letter of resignation in all material respects (or shall begin in good faith to cure a breach of a nature that requires more than 30 days to cure in all material respects) and shall deliver to the Executive a notice to that effect;

                  (y) during the Cure Period the Chief Executive Officer shall request in writing that the Executive withdraw her letter of resignation pursuant to Section 14(b)(iii); and


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                  (z) the Company shall deliver to the Executive during the Cure
                  Period a written offer to reinstate the Executive with full back pay and uninterrupted Group Benefits and other benefits under this Agreement.

            Notice of Change of Control shall be given to the Executive pursuant to Section 21, provided, however, that the Executive, in her discretion, may accept as notice filing with the SEC of reports setting forth facts that, taken together, constitute Change of Control.

      (c)   In the event of Termination Without Cause:

                  (i) the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain (any amounts due under Section 14(b) are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty); and

                  (ii) the Executive shall be entitled to the following additional payments:

                        (A) any Base Salary earned but not yet paid and any
                  Seasonal Incentive Compensation accrued in accordance with the provisions of the program as attached hereto but not yet paid;

                        (B) pro rata Seasonal Incentive Compensation for the
                  season in which employment is terminated determined and payable on the basis of the number of days worked during the season and the operating income target percentage established for the season;

                        (C) any accrued vacation pay; and

                        (D) reimbursement for expenses incurred, but not paid
                  prior to such termination of employment.

      (d) If the Company terminates the Executive's employment hereunder for Cause (except as provided in Section 14(b)(ii)), or in the event the Executive resigns (except as provided in Section 14(b)(iii) or (iv)), the Executive shall be entitled to:

                  (A) her Base Salary at the rate in effect at the time of such termination through the date of termination of employment;

                  (B) any accrued vacation pay;


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                  (C) reimbursement for expenses incurred, but not yet paid
            prior to such termination of employment; and

                  (D) any other compensation and benefits that accrued prior to termination of employment as may be provided in accordance with the terms and provisions of the Group Benefits.

      (e) The provisions of Section 4(b) shall not restrict the Company's unconditional right to terminate the Executive's employment hereunder and the Company shall have no liability arising under
            Section 4(b) for Termination Without Cause, whether or not termination shall make the Executive ineligible to receive amounts otherwise payable in accordance with Section 4(b).

      (f) In the event the Company removes the Executive from office, and terminates the Executive's employment under this Agreement, or in the event the Executive resigns, the Executive shall continue to have the obligations provided for in Section 11 hereof. The provisions of this Section 14 shall survive the termination of the Executive's employment hereunder, irrespective of the reason therefor.

      (g) The Executive shall accept the payments referred to in this Section 14 in full discharge and release of the Company of and from any further payment obligations under this Agreement except obligations under Sections 15 and 16.

      15.   Indemnification.

      (a) The Company shall indemnify the Executive as provided in the By-laws. The provisions of this paragraph shall survive the termination of the Executive's employment hereunder.

      (b) In the event of payment of indemnities under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Executive.

      (c) The Company shall use reasonable efforts to obtain and maintain a directors' and officers' liability insurance policy covering the Executive.

      16.   Enforcement.

            If any amount owing to the Executive under this Agreement is not paid by the Company, or on its behalf, within 15 days after a written claim or request for payment has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount and, if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit, including reasonable attorneys' fees.


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      17.   Entire Agreement.

            This Agreement, the Stock Option Agreements between the Executive and the Company's stockholder and the By-laws embody the entire agreement of the parties with respect to the Executive's employment and shall be interpreted in accordance with the past practice of the parties. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto respecting the employment of the Executive by the Company. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

      18.   Waiver.

            The waiver by the Company of breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by her. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

      19.   Governing Law.

            This Agreement shall be subject to, and governed by, the laws of the State of New York.

      20.   Assignability.

            The obligations of the Executive may not be delegated and, except as to the designation of beneficiaries of insurance benefits, the Executive may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void ab initio and without effect. This Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any successor to the Company, but any such assignment shall not relieve the assigning party of any of its obligations hereunder. The term "successor" shall mean, with respect to the Company, any corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or substantially all of the assets of the Company or such subsidiary.

      21.   Notices.

            All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the other party hereto at her or its address as set forth at the beginning of this Agreement and, in the case of the Company, addressed to the attention of its General Counsel. Either party may change the address to which notices, requests, demands and other


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
communications hereunder shall be sent by sending written notice of such change of address to the other party.

      22.   Severability.

            If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

      23.   Section Headings.

            The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      24.   Counterparts.

            This Agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one agreement.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in multiple originals.


                                          UNITED RETAIL INCORPORATED


                                          By: /s/ KENNETH P. CARROLL
                                              -------------------------
                                              Name:  Kenneth P. Carroll
                                              Title: President


                                              /s/ CARRIE CLINE-TUNICK
                                              -------------------------
                                              Carrie Cline-Tunick


empagCCT.sam
KPC:jw
3/20/98

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                                  SCHEDULE "A"
                                       TO
                              EMPLOYMENT AGREEMENT
                                      WITH
                               CARRIE CLINE-TUNICK


      The Seasonal Incentive Compensation Program provides the participant with an opportunity each season to earn substantial extra cash remuneration based on attainment of aggressive targets for consolidated operating income of the Company's stockholder.

      At the discretion of the CEO of the Company, each participant is assigned an individual participation percentage based, among other things, on the participant's responsibilities and seniority. Further, operating income targets are established in advance and are converted to percentages ranging from 20% for the lowest acceptable amount of operating income to 200% at and above the highest goal.

      The amount of an IC award is the product of seasonal base salary multiplied by the participant's participation percentage multiplied by the target percentage achieved. For example, an associate with a seasonal salary of $60,000 ($120,000 per annum) and a participation percentage of 20% would receive $2,400 if the 20% target is met and $14,400 if the 120% target is met. There is no payout if the 20% target is missed.

      In compliance with the law, IC awards are subject to withholding taxes and deductions for contributions to the Retirement Savings Plan and the Supplemental Retirement Savings Plan.

      IC awards for a season vest on the Tuesday after the first meeting of the Board of Directors in the next season. An associate must be in the Company's employ on that date, and must return to work if on vacation or leave on that date, in order to receive an IC payout.

                                                                Exhibit No. 10.4

                                    AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT


      This Amendment to Employment Agreement made as of the 23rd day of July, 1998, between UNITED RETAIL INCORPORATED, a Delaware corporation, with principal offices at 365 West Passaic Street, Rochelle Park, New Jersey 07662-6563 (the "Company"), and CARRIE CLINE-TUNICK, residing at 209 Park Avenue, Teaneck, New Jersey 07666 (the "Executive").

      WHEREAS, the Executive and the Company are parties to the Employment Agreement, dated as of March 26, 1998 (the "Agreement");

      WHEREAS, the Executive holds employee stock options ("Options") to purchase a total of 50,000 shares of Common Stock, $.001 par value ("Shares"), of United Retail Group, Inc. at an average exercise price of $5.725 per share pursuant to Stock Option Agreements between United Retail Group, Inc. and the Executive; and

      WHEREAS, the Company wishes to provide additional compensation to the Executive in the event an operating income target is achieved during the Term of Employment (as defined in the Agreement) subject to the terms and conditions set forth below.

      NOW, THEREFORE, as additional compensation to the Executive for performance of the services required under the Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

      1.    Continuance in Force.

      Except as expressly supplemented herein, the provisions of the Agreement shall continue in full force and effect.

      2.    Bonus Compensation.

      (a) The Options are intended to have an equity of at least $20 each as of the Accrual Date (as hereinafter defined) but, as a result of stock market conditions, may have less equity. (The equity of an Option shall be the excess over the exercise price of the fair market value of the Shares issuable upon exercise on the date on which the Option was exercised prior to the Accrual Date or, if not exercised, on average during the 10 trading days immediately preceding the Accrual Date; for example, Options to purchase 50,000 shares at an aggregate exercise price of $286,250 would have $1 million equity at a fair market value of $25.725 per Share.)

      (b)   Subject to strict satisfaction of the following conditions:

            (i) United Retail Group, Inc. shall have consolidated operating income in any fiscal year in excess of $50 million, and equivalent to more than 10% of consolidated net sales, determined in accordance with generally accepted accounting principles;

            (ii) at all times prior to the date (the "Accrual Date") during the Term of Employment and 10 trading days after United Retail Group, Inc. publishes a press release containing the operating income in excess of $50 million and of 10% of consolidated net sales referred to in subparagraph (i) above, the Executive shall have been employed by the Company and shall have been either at work, on vacation or receiving temporary disability benefits for a condition other than Permanent Disability ("Employed");

            (iii) the Company and United Retail Group, Inc., singly or together, shall not have made corporate acquisitions after the date of this Agreement for total consideration in excess of $20 million; and

            (iv) United Retail Group, Inc. shall not have merged or consolidated with another corporation;

in the event that any of the Options shall have an equity of less than $20 each as of the Accrual Date:

            (A) the Executive shall be paid a cash bonus, which shall be the Executive's exclusive remedy with respect to the Options having less equity than the parties intended;

            (B) the amount of the cash bonus shall be the remainder (the "Bonus Amount") of $20 per Option minus the equity in each Option, whether or not vested or outstanding at the time;

            (C) the Bonus Amount shall be payable in three equal installments, without interest, on the Accrual Date, the first anniversary of the Accrual Date and the second anniversary of the Accrual Date, provided, however, that the second and third installments shall be payable only if at all times prior to the anniversary date in question the Executive shall have been Employed (there shall be no proration of the second or third installment of the Bonus Amount in the event that the Executive shall be Employed for only a portion of the year preceding the date on which the installment would otherwise be payable); and

            (D) each installment of the Bonus Amount shall be paid by the Company by check to the order of the Executive or, if the Executive shall have so elected in the calendar year preceding the date on which the installment is paid, of the trustee under the United Retail Group, Inc. Supplemental Retirement Savings Plan for credit to the Executive's account.


      IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment.


                                          UNITED RETAIL INCORPORATED


                                          By: /s/ KENNETH P. CARROLL
                                              -------------------------
                                              Name:  Kenneth P. Carroll
                                              Title: President


                                              /s/ CARRIE CLINE-TUNICK
                                              -------------------------
                                              Carrie Cline-Tunick

empCCT.sam
KPC:jw
7/21/98


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